Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-414-2002	212-624-3912

WEBMD REPORTS THIRD QUARTER RESULTS

ELMWOOD PARK, NJ (November 6, 2003) — WebMD Corporation (NASDAQ: HLTH) today reported financial results for its third quarter ended September 30, 2003.

Key Financial Highlights

Revenue for the quarter was $250.6 million compared to $217.0 million in the prior year. Income before taxes, non-cash, restructuring and other items for the quarter was $28.7 million or $0.09 per share compared to $31.1 million or $0.10 per share in the prior year. Income from continuing operations for the quarter was $9.5 million or $0.03 per share as compared to $3.4 million or $0.01 per share in the prior year. Net income for the quarter was $6.1 million or $0.02 per share compared to $4.5 million or $0.01 per share in the prior year. As of September 30, 2003, WebMD had $974 million in cash and short and long-term marketable debt securities.

Roger C. Holstein, CEO of WebMD, said, “I am disappointed in our third quarter results. The results, particularly in the month of September, reflect the difficulties we encountered responding to increased demand for our physician software and services and the challenges of assisting thousands of providers and payers implement the HIPAA transaction standards in the face of uncertainty concerning the October 16th deadline.” He continued, “We recognize the need to make significant investments in all areas of our business to strengthen and streamline our service and delivery infrastructure and to create new products and services. By continuing to transform our business through internal investment and acquisitions, I am confident that we will create sustained revenue and earnings growth and significant long-term benefits for our customers and shareholders.”

Segment Operating Results

WebMD Envoy revenues were $132.0 million for the September 2003 quarter, an increase of 15% from the prior year, reflecting the acquisition of Advanced Business Fulfillment on July 17, 2003. Income before taxes, non-cash, restructuring and other items was $21.8 million, a decrease of approximately 11% from prior year, primarily reflecting the previously anticipated investment associated with the Company’s HIPAA-related initiatives.

WebMD Practice Services revenues were $75.5 million for the September 2003 quarter, an increase of 7% from the prior year, driven by continued strong sales of the Company’s Network Services products. Income before taxes, non-cash, restructuring and other items was $3.7 million, a decrease of approximately 49% from prior year, reflecting the increased investment associated with HIPAA installation of the Company’s Network Services solutions and lower than anticipated systems implementations and professional services revenues.

WebMD Health revenues were $31.2 million for the September 2003 quarter, an increase of 57% from the prior year, driven by the strong increase in consumer and physician online revenues from large pharmaceutical, medical device and employer-sponsored programs. Income before taxes, non-cash, restructuring and other items was $8.7 million, an increase of 144% from the prior year, reflecting the strong increase in revenues.

Porex revenues were $19.1 million for the September 2003 quarter, an increase of 14% from the prior year, driven by strong sales of certain new products as well as generally strong demand for the Company’s porous products components. Income before taxes, non-cash, restructuring and other items was $5.7 million, an increase of 11% from prior year. These results do not include the revenues or earnings from the two subsidiaries of Porex, which were divested on August 1, 2003.

“We continue to see demand for our products and services in all areas of our business as we respond to three key trends driving the transformation of the healthcare system. First, physicians are adopting clinical software and services. Second, transactions are shifting from paper to electronic. Third, the Internet is becoming the primary source of health information for consumers and physicians as consumers bear a greater burden of overall healthcare costs,” said Martin J. Wygod, Chairman of WebMD. “We recognize that improving the Company’s top-line requires long-term planning, significant investments and strong execution. With a healthy balance sheet and strong positive cash flow, we are able to make the investments necessary to provide for the long-term success of WebMD.”

Analyst and Investor Conference Call

As previously announced, WebMD will hold a conference call with investors and analysts to discuss these results at 4:45 p.m. (EDT) on November 6, 2003. Investors and the general public are invited to listen to a live audio webcast of the call at www.webmd.com (in the About WebMD section).

ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is a leading provider of online information, educational services and communities for physicians and consumers. WebMD Practice Services is a leading provider of physician practice management software and related services. WebMD Envoy is a leading provider of electronic data interchange services for healthcare providers and commercial health plans.

Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications. Porex customers include both end-users of its finished products as well as manufacturers that include Porex components in their products.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding our guidance on future financial results and other projections or measures of future performance of WebMD; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; the prospects for new applications of porous plastics and other porous media; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; operational difficulties relating to combining acquired companies and businesses; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the manner and timing of implementation of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the healthcare industry’s responses; and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.

This press release includes both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures include: income before taxes, non-cash, restructuring and other items; and related per share amounts. WebMD believes that those non-GAAP measures, and changes in those measures, are meaningful indicators of WebMD’s performance and provide additional information that WebMD management finds useful in evaluating such performance and in planning for future periods. Accordingly, WebMD believes that such additional information may be useful to investors. The non-GAAP financial measures should be viewed as supplemental to, and not as an alternative for, the GAAP financial measures. The tables attached to this press release contain historical GAAP financial measures and a reconciliation between historical GAAP and non-GAAP financial measures.

-Tables Follow-